CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CT Holdings Enterprises, Inc.

We consent to the use of our report dated March 30, 2007, on the financial statements of CT Holdings Enterprises, Inc. as of and for the years ended December 31, 2006 and 2005, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, in Amendment No. 1 to Form S-4 for CT Holdings Enterprises, Inc. and Amendment No. 4 to Schedule 14C for Xcorporeal, Inc. and to the reference to our firm under the heading "Experts" in each of those documents.

KBA Group LLP
Dallas, Texas
September 14, 2007